                                                                     Exhibit (b)

January 18, 2002




Mr. Mark Grant
Mr. Perry Ruda
U.S. RealTel, Inc.
One Financial Plaza
Suite 1101
Fort Lauderdale, Florida 33394

         Re: Loan up to $17,500,000 by The Oliver Estate to U.S. RealTel, Inc.

Ladies and Gentlemen:

The Oliver Estate ("Lender") is pleased to advise U.S. RealTel, Inc. ("Borrower") that Lender has approved your request to borrow up to $17,500,000 (the "Loan") to acquire not less than ninety percent (90%) of the outstanding voting common stock of Cypress Communications, Inc. ("Target"), and issues this letter to evidence Lender's commitment in connection therewith, on the following terms and conditions (collectively this "Commitment").

LOAN TERMS

The Loan shall be made on the following terms and conditions:

A. Interest: The Loan shall bear interest as set forth hereinafter in the section titled "Interest, Fees, Costs and Expenses", and shall be payable in full on the Maturity Date (as defined below).

B. Maturity: Principal and interest on the Loan shall be due and payable in full on the date which is one (1) year after receipt of the Loan (the "Maturity Date").

C. Purpose: The proceeds of the Loan may only be used for the sole purpose of acquiring not less than ninety percent (90%) of the outstanding voting common stock of Target via a tender offer or other offer to purchase securities (the "Tender Closing"), followed by a merger of the Target with a subsidiary of Borrower (the "Merger Sub") such that the Target becomes a wholly-owned subsidiary of Borrower (collectively the "Acquisition").

COLLATERAL

         Pledge of Merger Sub Stock: Borrower shall pledge, as security for the Loan, all of the common stock of Merger Sub (the "Pledged Shares") by executing a collateral pledge agreement, delivering original certificates of the Pledged Shares to Lender and executing such other documents as Lender deems reasonably necessary to secure and perfect its interest in the Pledged Shares. Lender's security interest in the Pledged Shares shall be released upon full repayment of the Loan.


CONSIDERATION

A. Closing Fee: In consideration for the Loan, Borrower agrees to pay Lender a closing fee in the amount of $850,000, payable in cash by wire transfer of immediately available funds on or before the closing of the Loan.

B. Issuance of Warrants. As additional consideration for the Loan, Borrower agrees to issue Lender upon the closing of the Loan warrants to purchase 850,000 shares of U.S. RealTel, Inc. common stock, exercisable for a period of three (3) years from the date of issuance at an exercise price of $1.00 per share.

COVENANTS

In addition to covenants customary in this type of transaction, the Loan will be subject to the following additional covenants:

A. Restrictions on Transfer, Disbursement or Liquidation of Assets: A prohibition against the sale, transfer, disbursement or liquidation of any of the assets of Borrower, including the newly-acquired assets of Target, until the Loan is repaid in full; provided, however, that Borrower may sell or liquidate short-term investments held in the name of Borrower for the sole purpose of repaying the Loan, in which case Borrower will direct the proceeds of the sale of such short-term investments to be disbursed directly to an account of Lender.

B. No Change of Control: Prohibition against the sale, merger, consolidation or other similar transaction changing the control or ownership structure of Borrower or any subsidiary of Borrower holding the newly-acquired shares of Target, except for the merger that is part of the Acquisition.

CERTAIN CONDITIONS

Lender's obligation to make the Loan is subject to the following conditions:

A. Financial Covenants: As of the Closing (as defined below), Target shall have a minimum amount of unencumbered cash and/or cash equivalents or short-term liquid investments of not less than $20,000,000.

B. No Material Adverse Change: There will be no material adverse change in the condition or operations, financial or otherwise, of Borrower between the date of this Commitment and the date of Closing.

C. All Conditions Precedent Satisfied: But for payment of the consideration for Target's common stock, all of the conditions precedent to the Tender Closing set forth in the tender offer or other equivalent or related documents in connection with the Borrower's offer to purchase (the "Tender") the common stock of Target (collectively the "Tender Conditions"), shall have been satisfied or waived by the Borrower, provided, however, that none of the following Tender Conditions shall, without the consent of the Lender, be waived or modified by the Borrower:

         (1) the minimum number of shares acquired in the Tender Closing shall not be less than ninety percent (90%) of the issued and outstanding shares of common stock of the Target; and

         (2) the price per share of the common stock of the Target shall not be more than the per share price set forth in the Tender.



TIME FOR CLOSING

The Loan shall be made on the date of the Tender Closing (the "Closing"), but in any event not later than March 1, 2002. If the Loan is not closed on or before such date, or within such additional time as Lender may agree in writing, this Commitment shall expire, and Lender shall have no further obligation hereunder.

DEFINITIVE DOCUMENTATION

After execution of this Commitment, Lender and Borrower will work together to prepare definitive documentation mutually acceptable to Lender and Borrower which will include customary provisions and protections for Lender against certain actions by Borrower and indemnify Lender for any fees and costs incurred in connection with collection of the Loan or enforcement of Lender's rights (collectively the "Definitive Loan Documents").

INTEREST, FEES, COSTS AND EXPENSES

Borrower shall reimburse Lender for all fees, costs and expenses incurred by Lender in procuring a loan (the "Loan Funds") from its lender, LaSalle Bank National Association (the "Bank"), which Lender shall use for funding the Loan, and consummating the Loan contemplated hereby, including, without limitation, any documentation and processing fees and costs, professional services fees (including legal and accounting fees and costs) and search and title fees and costs, and the interest payable to Lender on the Loan shall be based on the lesser of the following described annual rates of interest (a) the rate of interest charged by Bank to Lender on the Loan Funds PLUS two percent (2%) OR
(b) twelve percent (12%).

DEFAULT AND REMEDIES

In the event Borrower fails to repay the Loan when due, breaches any representations, covenants or terms of the loan documents, in addition to all other rights and remedies available to Lender, without notice, presentment or otherwise, Lender shall have the right to: (i) take title to and sell the Pledged Shares, subject to the limitations imposed by the securities laws, (ii) convert all or a portion of the Loan into shares of the common stock (the "Common Stock") of, and to be issued by, U.S. RealTel, Inc., subject to any requirements of applicable law, if any, regarding shareholder approval, and after notice to the Borrower as set forth in the Definitive Loan Documents (collectively the "Conversion Remedy"), in accordance with the "Conversion Formula" defined below, or (iii) direct all funds subject to any blocked account agreement established pursuant to the Definitive Loan Documents to be transferred into an account maintained by Lender, or (iv) elect a majority of the board of directors of Borrower, the Target, and any acquisition subsidiary formed by Borrower for the purpose of effecting the Acquisition.

"Conversion Formula" shall mean the following formula, where "X" means the number of shares of Common Stock to be issued pursuant to the exercise of the Conversion Remedy:

         X = (the dollar amount of the Loan as to which Lender elects the Conversion Remedy) divided by (a dollar amount equal to fifty percent (50%) of the average closing price of the Common Stock over a period of ten (10) consecutive trading days ending one trading day prior to the date on which the Conversion Remedy is exercised).

INDEMNITY

Borrower agrees to indemnify and hold harmless Lender and its affiliates, subsidiaries, trustees, representatives, executors, guardians, officers, employees, agents and directors (collectively, the "Indemnified Persons") against any and all losses, claims, damages, expenses or liabilities of every kind whatsoever to which the Indemnified Persons may become subject in connection in any way with the transaction which is the subject of this Commitment, including, without limitation, expenses incurred in connection with investigating or defending against any liability or action whether or not a party thereto; PROVIDED, HOWEVER, that such indemnification shall not extend to any damages or costs incurred by any such Indemnified Person as the result of negligence or intentional misconduct by such Indemnified Person.

ASSIGNMENT

This Commitment may not be assigned without Lender's prior written consent. This Commitment is issued solely for the benefit of Borrower and no other party shall be entitled to rely on this Commitment.

AMENDMENTS

No amendment or waiver of any provision of this Commitment, nor consent to any departure therefrom by Borrower shall be effective unless the same shall be in writing and signed by

Borrower and Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

NO JOINT VENTURE

Notwithstanding anything to the contrary herein contained or implied, Lender, by this Commitment, or by any action pursuant hereto, shall not be deemed to be a partner of, or a joint venturer with, Borrower, and Borrower hereby indemnifies and agree to defend and hold Lender harmless, including the payment of reasonable attorneys' fees, from any loss or expense resulting from any judicial construction of the parties' relationship as such, on the same terms and conditions as the general indemnity set forth hereinabove.

TERMINATION

This Commitment shall terminate on March 2, 2002 unless prior to such date the Loan shall have been made to the Borrower. In the event of a termination or expiration of this Commitment, all obligations of Lender hereunder shall terminate and Borrowers shall remain liable for any and all fees, costs and expenses incurred by Lender.

ENTIRE COMMITMENT

This Commitment (a) supplements and replaces the commitments of the Lender referred to in that certain letter from the Lender to the Board of Directors of the Target dated as of December 28, 2001, (b) sets forth the entire agreement of the parties with respect to the Loan and (c) supersedes all prior commitments or agreements of Lender with respect to the Loan, written or oral.

TIME FOR ACCEPTANCE

         This Commitment shall expire automatically unless it is accepted by Borrower and returned to Lender on or before January 21, 2002.

                                    * * * * *

If the terms and conditions set forth in this Commitment are acceptable, please indicate your acceptance by executing a copy and returning same to Lender.

                                            THE OLIVER ESTATE


                                            By: /s/ Ross J. Mangano
                                               --------------------------------

                                            Its: President

Accepted this 18th day of January, 2002.

                                            U.S. REALTEL, INC.


                                            By: /s/ Mark J. Grant
                                               --------------------------------

                                            Its: President